Exhibit 99.1

Cell Therapeutics, Inc. Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Announces Intention to Sell or Exchange a New Series of Convertible Notes

April 6, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) announced today its intention to sell or exchange, subject to market and other conditions, between $50,000,000 and $100,000,000 principal amount of a new series of convertible notes to qualified institutional buyers or holders of its existing notes in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The terms of the notes and any exchange of those notes for existing notes will be determined through negotiations with potential buyers and existing noteholders. The proposed notes and any common stock issuable upon their conversion have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, and any applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy or exchange any securities. This press release is issued pursuant to Rule 135c of the Securities Act of 1933, as amended.

This press release includes forward-looking statements that involve risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include the possibility that the proposed offering will not happen in addition to the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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